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                                                                   Exhibit 99.6

                            EXCHANGE AGENT AGREEMENT

This Agreement is entered into as of _______ ,1997 between IBJ Schroder Bank & Trust Company, a corporation organized under the laws of the State of New York, as Exchange Agent (the "Agent"), Interpool Capital Trust, a business trust organized under the laws of the State of Delaware, and Interpool, Inc., a corporation organized under the laws of the State of Delaware (the "Company").

The Trust proposes to offer upon the terms and conditions set forth in the Prospectus (the "Prospectus") contained in the Registration Statement on Form S-4, Registration No. 333-27865 (the "Registration Statement") and the accompanying Letter of Transmittal, the form of which is attached hereto as Exhibit A (the "L/T") to exchange $1,000 liquidation amount of its 9 7/8% Series B Capital Securities (the "Exchange Capital Securities") which have been registered under the Securities Act of 1933, as amended, for each $1,000 liquidation amount of its outstanding unregistered 9 7/8% Series A Capital Securities (the "Private Capital Securities") of which $75,000,000 liquidation amount is outstanding. The Trust will accept for exchange any and all Exchange Capital Securities validly tendered and not withdrawn prior to 5:00 p.m. New York City time on ____ , 1997, unless extended by the Trust and the Company in their sole discretion (the "Expiration Date"). In addition, as provided in the Prospectus, the Company proposes to offer to exchange (i) its guarantee of payments of cash distributions and payments on liquidation of the Trust or redemption of the Private Capital Securities (the "Private Guarantee") for a like guarantee in respect of the Exchange Capital Securities (the "Exchange Guarantee") and (ii) all of its 9 7/8% Series B Junior Subordinated Deferrable Interest Debentures (the "Exchange Junior Subordinated Debentures") for a like principal amount of its 9 7/8% Series A Junior Subordinated Deferrable Interest Debentures (the "Private Junior Subordinated Debentures").

Subject to the provisions hereof, the Trust and the Company hereby appoint the Agent, and the Agent hereby accepts the appointment as Exchange Agent for the purposes of receiving, accepting for delivery and otherwise acting upon tenders of the Private Capital Securities in accordance with the L/T and with the terms and conditions of the Exchange Offer section of the Prospectus (the "Exchange Offer").

The Agent has received the following documents in connection with its appointment:

         (1)    the Registration Statement, including the Prospectus;
         (2)    the L/T;
         (3)    the Notice of Guaranteed Delivery;
         (4)    the Letter to Clients;
         (5)    the Letter to Nominees; and
         (6)    W-9 Guidelines.

The Agent shall receive from IBJ Schroder Bank & Trust Company (the "Registrar") no later than 5:00 p.m., New York City time, on ________ __, 1997, a list of all holders of Private Capital Securities eligible to participate in the Exchange Offer, to include the amount owned of record by each such holder. The Registrar will also promptly notify the Agent of any changes in the registered ownership during the Exchange Offer.

The Agent is authorized and hereby agrees to act as follows:

          (a) to establish an account with respect to the Exchange Capital Securities at the Depository Trust Company ("DTC," or the "Book-Entry Transfer Facility") within


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                  two days after the date of execution of this Agreement. Any financial institution that is a participant in the Book-Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Private Capital Securities by causing DTC to transfer such Private Capital Securities into its account in accordance with the procedure for such transfer established by the Book-Entry Transfer Facility. The Agent shall obtain, no later than 4:00 p.m., New York City time, on the date that the Exchange Offer is commenced, a DTC position listing regarding the Private Capital Securities;

            (b) to receive all tenders of Private Capital Securities made pursuant to the Exchange Offer and stamp the L/T with the day, month and approximate time of receipt;

            (c) to examine each L/T and Private Capital Security received to determine that all requirements necessary to constitute a valid tender have been met. The Agent shall be entitled to rely on the DTC electronic messages sent regarding ATOP delivery of the Private Capital Securities to the Agent's account at DTC from the DTC participants listed on the DTC position listing provided to the Agent;

            (d) to take such actions necessary and appropriate to correct any irregularity or deficiency associated with any tender not in proper order;


            (e) to follow instructions given by any Regular Trustee of the Trust with respect to the waiver of any irregularities or deficiencies associated with any tender;



            (f) to hold all valid tenders subject to further instructions from any Regular Trustee of the Trust;


            (g) to render a written report, in the form of Exhibit B attached hereto, on each business day during the Exchange Offer and promptly confirm, by telephone, the information contained therein to Richard W. Gross, Regular Trustee of the Trust and Senior Vice President of the Company;

            (h) to follow and act upon any written amendments, modifications or supplements to these instructions, any of which may be given to the Agent by any Regular Trustee of the Trust, or the President, any Vice President or the Secretary of the Company or such other person or persons as they shall designate in writing;

            (i) to return to the presenters, in accordance with the provisions of the L/T, any Private Capital Securities that were not received in proper order and as to which the irregularities or deficiencies were not cured or waived;


            (j) in the event the Exchange Offer is consummated, to deliver authenticated Exchange Capital Securities to tendering Private Capital Securityholders, in accordance



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                  with the instructions of such Private Capital Securityholder specified in the respective L/T's, as soon as practicable after receipt thereof;

            (k) to deliver by First Class Mail, postage prepaid, the consideration to which the presenters are entitled, if any, at the addresses specified in the L/T's, as soon as practicable after receipt thereof;

            (l) to determine that all endorsements, guarantees, signatures, authorities, stock transfer taxes (if any) and such other requirements are fulfilled in connection with any request for issuance of the Exchange Capital Securities in a name other than that of the registered owner of the Private Capital Securities; and

            (m) to deliver to the Registrar all Private Capital Securities accepted by the Trust and the Company for exchange pursuant to the Exchange Offer, together with any related assignment forms and other documents; and

            (n) if, pursuant to the terms of the Exchange Offer, the Trust and the Company do not accept for tender all or any part of the Private Capital Securities tendered, or Private Capital Securities tendered are withdrawn in the manner provided in "The Exchange Offer--Withdrawal of Tenders" in the Prospectus, or partial tenders are made, to promptly return to, or, upon the order of, the tendering Capital Securityholders, such Private Capital Securities not accepted, and to the extent required submit to the Registrar of the Private Capital Securities for reissuance to, or upon the order of, the tendering Private Capital Securityholder, such Private Capital Securities not tendered or exchanged, which Private Capital Securities shall be returned to the Agent for distribution to the Private Capital Securityholders.

The Agent shall:

            (a) have no duties or obligations other than those specifically set forth herein;

            (b) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of (i) the Exchange Offer, (ii) any Private Capital Securities, L/T's or documents prepared by the Trust and the Company in connection with the Exchange Offer or (iii) any signatures or endorsements, other than its own;

            (c) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity by the Trust and the Company;

            (d) be able to rely on and shall be protected in acting on the written or oral instructions with respect to any matter relating to its actions as Agent specifically covered by this Agreement, of any regular trustee of the Trust and any officer of the Company authorized to give instructions under paragraph
                  (e) (f) or (h) above;


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            (e)   be able to rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

            (f) not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement and shall have no responsibility with respect to the use or application of any property delivered by it pursuant to the provisions hereof;

            (g) be able to consult with counsel satisfactory to it (including counsel for the Trust and the Company) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advice or opinion of such counsel;

            (h) not be called on at any time to advise, and shall not advise, any person delivering an L/T pursuant to the Exchange Offer as to the value of the consideration to be received;

            (i) not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith;

            (j) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by the proper authority or authorities and, if the Agent's duties or rights are affected, unless the Agent shall give its prior written consent thereto;

            (k) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act;

            (l) have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred without incurring liability for any action taken or omitted, or any action suffered by the Agent to be taken or omitted, in good faith or in the exercise of the Agent's best judgment, in reliance upon such assumption; and

            (m) have no liability whatsoever in connection with Private Capital Securities tendered to it which may have stops placed against them unless it is furnished with a stop list from the transfer agent.


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The Agent shall be entitled to compensation as set forth in Exhibit C attached hereto.

The Company covenants and agrees to reimburse the Agent for, indemnify it against, and hold it harmless from any and all reasonable costs and expenses (including reasonable fees and expenses of counsel) that may be paid or incurred or suffered by it or to which it may become subject without gross negligence, willful misconduct or bad faith on its part by reason of or as a result of its compliance with the instructions set forth herein or with any additional or supplemental written or oral instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this Agreement.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. The parties agree to submit and to the exclusive jurisdiction of the federal or state courts located in the State of New York, New York County.

Unless otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand, facsimile or by First Class Mail, postage prepaid, shall be deemed given when received and shall be addressed to the Agent, the Trust and the Company at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.


 If to the Agent, to:                IBJ Schroder Bank & Trust Company
                                     One State Street
                                     New York, NY 10004
                                     Attention: Corporate Trust Administration
                                     Telephone: (212) 858-2103
                                     Facsimile: (212) 858-2952

If to the Company, to:               Interpool, Inc.
                                     211 College Road East
                                     Princeton, New Jersey  08540
                                     Attention:  Richard W. Gross
                                                     Senior Vice President
                                     Telephone: (609) 452-8900
                                     Facsimile: (609) 452-0362


with copies to:                      Stroock & Stroock & Lavan LLP
                                     180 Maiden Lane
                                     New York, New York  10038
                                     Attention:  Jeffrey S. Lowenthal. Esq.
                                     Telephone: (212) 806-5400
                                     Facsimile: (212) 806-6006


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If to the Trust, to:                 Interpool Capital Trust
                                     c/o  Interpool, Inc.
                                     211 College Road East
                                     Princeton, New Jersey  08540
                                     Attention:  Richard W. Gross
                                                     Regular Trustee
                                     Telephone: (609) 452-8900
                                     Facsimile: (609) 452-0362


with copies to:                      Stroock & Stroock & Lavan LLP
                                     180 Maiden Lane
                                     New York, New York  10038
                                     Attention:  Jeffrey S. Lowenthal. Esq.
                                     Telephone: (212) 806-5400
                                     Facsimile: (212) 806-6006


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.

                                             IBJ Schroder Bank & Trust Company

                                             By: ___________________________


                                             Interpool Capital Trust

                                             By: ___________________________
                                                 Name:  Richard W. Gross
                                                 Title:   Regular Trustee


                                             Interpool, Inc.

                                             By: ___________________________
                                                 Name: Richard W. Gross
                                                 Title: Senior Vice President